Exhibit 10.15

Agreement

relating to an instalment loan

with reference interest rate

Between

Steinway & Sons, New York, Hamburg Branch.

Rondenbarg 10

22525 Hamburg

hereinafter referred to as the “Borrower”

and

Commerzbank Aktiengesellschaft Kaiserstrasse 16

60311 Frankfurt am Main

hereinafter referred to as the “Bank”

the following Loan Agreement (the “Agreement”) is concluded:

1.	Loan Amount/ Loan Purpose

1.1	The Bank makes available to the Borrower an instalment loan

in the amount of EUR 20 million

(in words twenty million Euros) (the “Loan”).

The Loan shall be charged to account.

1.2

The purpose of the Loan is the refinancing of the EUR 19 million loan made available to Louis Renner GmbH based on a loan agreement dated July 5, 2019 {the “Existing Loan Agreement”) and otherwise for the Borrower’s general corporate purposes, incl. investments in digitalization.

2.	Utilization / Non-Acceptance Penalty

2.1

The Loan is to be drawn down on 04/15/2020 (“Utilization Date”). The amount to settle any outstanding obligations for principal and interest in respect of the Existing Loan Agreement shall be provided to account IBAN DE 70 2004 0000 0614 8142 00. The remaining amount of the Loan shall be provided to account IBAN DE78 2008 0000 0381 2716 00.

2.2

To the extent the Loan has not been drawn down on the Utilization Date, the claim for disbursement shall expire and the amount of the Loan shall be reduced by the undrawn amount, subject to other arrangements made between the Borrower and the Lender. This also applies in the event that the conditions precedent have not or not fully been met at the Utilization Date.

2.3

If the Borrower does not draw down the Loan provided by the Bank in whole or in part on the Utilization Date, it shall be obliged to compensate the Bank for losses resulting from non -acceptance, to the extent it is responsible for non-acceptance.

3.	Fixed-interest Periods, Interest Rate and Debit Authorisation

3.1

3.1.1

Every amount utilized under the Loan shall be charged with interest based on fixed-interest periods. For this purpose, the time period during which the Loan is outstanding is divided into fixed-interest periods of 3 months in such a way that one fixed-interest period ends on every instalment deadline. The first and/or the last fixed-interest period may have a shorter term.

A shorter term of the first fixed-interest period shall be communicated to the Bank by the Borrower in the disbursement request.

The first fixed-interest period begins on the day of the first utilization of the Loan and runs until 07/15/2020, all subsequent fixed-interest periods shall begin on the last date of the preceding fixed-interest period. The fixed-interest periods shall end on the last day of the 3-months -period. The last fixed-interest period shall end on the last day of the loan’s term at the latest

3.1.2

If the end of a fixed-interest period falls on a day that is not a banking day, then the fixed -interest period shall be extended until the following banking day, unless that day falls in the next calendar month. In this case, the fixed-interest period shall end on the immediately preceding banking day.

3.1.3	A banking day shall be any day (except Saturday and Sunday) on which commercial banks in Frankfurt am Main are open for business.

3.2

For each fixed-interest period, the Borrower shall pay interest corresponding to the 3-month -EURIBOR determined according to this No. plus a margin of 1.8 % p.a. for all amounts outstanding or utilized during this fixed-interest period in arrears on the last day of the relevant fixed-interest period. If the EURIBOR is 0% or less than 0%, the Borrower shall pay interest at a rate equal to the margin.

The Bank shall inform the Borrower of the interest rate immediately after its determination.

3-month-EURIBOR is the interest rate published on the Reuters page “EURIBOR” (or an equivalent subsequent page) for the term of the relevant fixed-interest period, which is published on the second banking day before the first day of the respective fixed-interest period.

Should the 3-month-EURIBOR not be displayed at the specified location two banking days prior to the beginning of a fixed-interest period, the Bank shall take the arithmetic mean from those interest rates for deposits in Euros with a comparable term and comparable amounts as a basis in lieu of the 3-month-EURIBOR for the relevant fixed-interest period, which it has received from three banks selected by the Bank that participate in the quoting of the EURIBOR. The Bank shall charge the Borrower with this arithmetic mean plus the above mentioned margin for the respective fixed-interest period, even if only less than three banks provide an interest rate.

Interest shall be calculated on the basis of the international interest method, i.e. calendar days/360 interest days per year and shall be due for payment on the last day of each term of a fixed-interest period.

3.3

In addition to the interest agreed above, the Borrower shall pay the Bank a non-recurring arrangement fee of 0.7% of the nominal amount of the Loan, due and payable five business days after the signing of this Agreement.

3.4

Unless otherwise agreed, interest and fees charged pro rata temporis shall be determined by the method of interest calculation “act/360”, i.e. the actual number of calendar days elapsed during the calculation period, divided by 360 interest days per year, shall be applied.

3.5	The Bank may debit/collect interest and fees payable according to No. 3 from any current account that the Borrower holds with the Bank.

4.	Term / Repayment

4.1	The Loan shall have a term until 12/31/2026.

4.2

The Loan shall be repaid in quarterly instalments of EUR 437,500.00 and a different final instalment of EUR 8,187,500.00. The first instalment shall be due on 07/15/2020. Subsequent instalments shall be due on 06/30, 09/30, and 12/31. Amounts still outstanding on 12/31/2026 shall be repaid in a single sum plus any outstanding interest, commissions, and other fees. Repaid partial amounts may not be re-utilized.

4.3	Prepayment of the Loan is possible only within the framework of statutory provisions. (Partial) amounts prepaid early may not be re-utilized.

5.	Security/ Co-Debtors

5.1

The following security already provided or still to be provided by the Borrower and/or Steinway Retail Deutschland GmbH and Louis Renner GmbH (hereinafter the “Borrowing Base Providers”) shall serve as security for the Bank’s claims arising under or in relation to this Agreement:

(a)

EUR 5,112,918.81 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registry of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may not be subordinated to any third -party rights;

(b)

EUR 1,022,583.76 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registry of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may be subordinated to the following third-party rights: In Division III: Previous land charge of EUR 5,112.918,81with in rem and personal enforcement clause.

(c)

EUR 7,864,497.43 registered land charge with in rem and personal enforcement clause on the Borrower’s property recorded in the Land Registry of Ottensen, District Court Hamburg-Altona, Folio 4735. This land charge may be subordinated to the following third-party rights: In Division III: Previous land charge of EUR 5,112.918,81 and EUR 1,022,583,76 with in rem and personal enforcement clause.

5.2	The Bank shall receive the following additional security from third parties as collateral for the Bank’s claims arising under or in relation to this Agreement:

(a)	USD 23,000,000.00 Guarantee from Steinway Musical Instruments Inc., Wilmington, USA (the “Parent”)

(b)

EUR 5,000,000.00 registered land charge with in rem enforcement clause on the property in Max Planck Road 18, 20, 22, 24 in Gärtringen, recorded in the Land Registery of Gärtringen Blatt 8128, owner Louis Renner GmbH, Gärtringen. This land charge may not be subordinated to any third-party rights.

(c)

EUR 4,000,0000.00 registered land charge with in rem enforcement clause on the property of Louis Renner GmbH, Gartringen recorded in the Land Registry of Meuselwitz Folio 2724. This land charge may not be subordinated to any third-party rights.

5.3

To the extent that the proceeds from an enforcement of the security to be granted pursuant to clause 5.1 and clause 5.2 (b) and (c) above are not sufficient to satisfy the Bank’s claims arising under or in relation to this Agreement, the Bank may also seek satisfaction from the enforcement of the following security which is primarily granted in order to secure the Bank’s claims under the borrowing base facility agreement entered into between the Borrower and the Bank on or around the date of this Agreement:

(a)

Transfer of ownership by way of security under German law (Sicherungsubereignung) of all present and future raw materials and supplies as well as work in progress and finished goods including merchandise and packing material of the Borrower and Borrowing Base Providers;

(b)	Transfer of ownership by way of security under German law (Sicherungsübereignung”) of all Concert & Artist instruments of the Borrower and Steinway Retail Deutschland GmbH;

(c)

Assignment by way of security (Sicherungsübereignung) under German law of the claims to the insurance benefits under insurances in respect of the inventory of the Borrower and the Borrowing Base Providers;

(d)

Assignment by way of security (Sicherungszession) under German law of all present and future trade receivables of the Borrower and the Borrowing Base Providers against German and international debtors; and

(e)

Assignment by way of security (Sicherungszession) under German law of the claims to the insurance benefits under credit insurance in respect of the trade receivables of the Borrower and the Borrowing Base Providers.

(f)	Security interest in trademarks owned by the Borrower;

5.4

If the Borrower has provided or in future provides collateral to the Bank which has an extended collateral purpose, i.e. which serves as collateral for all existing, future and contingent liabilities of the Borrower to the Bank resulting from the banking relationship, then this collateral shall serve as collateral for this loan agreement as well.

5.5	Details on the provision of security will be/have been specified on conclusion of the relevant security agreement.

5.6	For the discharge of the Borrower’s obligations hereunder,

Steinway Retail Deutschland GmbH, Landsberger Str. 336, 80867 München

Louis Renner GmbH, Max-Planck-Str. 18-24, 71116 Gärtringen

Boston Piano GmbH, Rondenbarg 12, 22525 Hamburg

shall be liable as joint and several debtors by way of assumption of joint liability. The Bank may advise the co-debtors of the balances of the loan accounts at their request.

6.	Payments /Taxes

All payments to be made by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any taxes, duties, levies or imposts (“Tax” or “Taxes”) unless the Borrower is compelled by law to make payment subject to such Taxes. If any Taxes or amounts in respect thereof must be deducted from any amounts payable or paid by the Borrower, the Borrower shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to such Taxes.

All Taxes in respect of this Agreement and any amounts paid or payable hereunder shall be paid by the Borrower when due and in any event prior to the date on which penalties attach thereto. As soon as possible, in any event within 30 days, after each payment by the Borrower hereunder of Tax or in respect of Taxes, the Borrower shall deliver to the Bank evidence (including all relevant Tax receipts) that such Tax has been duly remitted to the appropriate authority.

7.	Covenants

7.1	Minimum capital ratio

The capital ratio during the term of this Agreement shall be at least 20 % at all times on the reporting dates.

The definition and calculation of the capital ratio are set forth in the Annex I attached to this Agreement, in particular code 83006.

The Annexes referred to above for the calculation of the covenants are an integral part of the Agreement.

The basis for the calculation shall be the individual financial statement (“Bericht über die prüferische Durchsicht des Berichtspakets”) of the Borrower for the relevant financial year, using the same accounting and valuation methodology as in previous years.

The Borrower shall prove compliance with the above covenants to the Bank by submitting the financial statements and confirm such compliance in writing. The relevant documents shall each be submitted to the Bank immediately on completion and without special request, but no later than nine months after the end of the relevant financial year, and shall always be prepared in accordance with the same accounting and valuation methods. Should the accounting and valuation methods generally change, the Borrower shall notify the Bank thereof and deliver to the Bank with the first set of financial statements applying the new methods a description of any change in form and substance as may be reasonably required by the Bank to make an accurate comparison between the financial position indicated in the delivered financial statements and the previously delivered financial statements.

7.2

The Borrower represents that with the exception of the documents set out in no. 11, no corporate, governmental or other public consents, authorisations or approvals are required in connection with the granting and repayment of the Loan pursuant to the law of the United States of America.

7.3

The Borrower is obliged to ensure that the Bank’s claims with respect to the Loan will rank at least pari passu with the claims of other creditors of the Borrower. Should the Borrower provide security to its other creditors after the date of this Agreement by operation of which those would be better secured than the Bank, the Borrower will allow beforehand or simultaneously that the Bank participates in such security in the same rank or offer equivalent and equally ranking security. The Borrower confirms to the Bank that prior to the date of this Agreement is has not provided security to other creditors with similar credit facilities by which those creditors would be ranking higher than the Bank.

7.4

The Borrower is obliged to immediately inform the Bank about future agreements with other creditors on the compliance of financial covenants and to treat the Bank in an equal manner concerning the agreement and compliance with financial covenants. Should the Borrower wish to agree financial covenants with other creditors after the date of this Agreement, the Borrower will offer an amendment to this Agreement concerning the compliance with financial covenants by which the Bank would be in the same position as the other creditors concerning the compliance with financial covenants. [The Borrower confirms to the Bank that prior to the date of this Agreement it has not agreed on the compliance with financial covenants with other creditors.

7.5

The Borrower covenants to maintain its main production facility for the production of Steinway concert and upright pianos {the “Products”) in Hamburg for the lifetime of the Agreement. The Borrower further covenants to maintain its present sales area responsibility, being the delivery of Products to local sales entities covering the European and the Asian market, in particular China.

7.6

If the obligations listed above are not complied with by the Borrower and/or the financial covenants stipulated above are not complied with or compliance with the covenants is not confirmed or not confirmed in due time by the submission of relevant documents, the Bank shall set a deadline for the Borrower to remedy this breach, if the breach is, in the opinion of a reasonable businessman (ordentlicher Kaufmann), capable of remedy within 30 days. If a deadline for remedial action has not been set or if the set deadline has unsuccessfully expired, the Bank shall be initially entitled to require the Borrower to provide or increase bankable securities to secure the claims of the Bank under this Agreement. Further rights that may accrue to the Bank under this Agreement, other agreements or according to its General Terms and Conditions, shall remain unaffected.

7.7

Basis for the granting of credit is furthermore that the current structure of the ownership and/or control of the Borrower and the Borrowing Base Providers remains unchanged. Therefore, if there is a “Change of Control” during the term of this Agreement, the Bank is entitled to terminate this Agreement. The Borrower is obliged to inform the Bank immediately upon the occurrence of a “Change of Control” and the Bank shall give notice to the Borrower whether or it avails itself of such termination right within [twenty (20)) Business Days following receipt of the Borrower’s notice stating that a such “Change of Control” has occurred (or such longer period the Borrower and the Bank may agree on). In case the Bank makes use of its termination right, it shall terminate the Loan with a notice period of at least [twenty (20)] Business Days.

For the purposes of this Clause 7.7, “Change of Control” means that there is any change in the structure of the ownership and/or control of the Borrower or any Borrowing Base Provider such that the Guarantor, (i) does no longer directly or indirectly hold 75 per cent or more of the capital interests in and voting rights of the Borrower or of each of the Borrowing Base Providers[ or (ii) does no longer have a controlling influence on the Borrower or on all of the Borrowing Base Providers (as per section 290 para 2 of the German Commercial Code). A controlling influence can be assumed, if the appointment of the management board of the Borrower or of the respective Borrowing Base Provider is controlled]

8.	Disclosure of Financial Situation/ Reporting/ Release from the Bank’s Duty of Banking Secrecy

8.1

The Borrower shall keep the Bank informed of its financial situation and that of the Guarantor and that of its associated companies, if any, on a timely basis, and shall submit the following documents to the Bank within the periods below in each case without special request:

•

as soon as available, but not later than 90 days after the end of each respective fiscal year the Guarantor’s audited consolidated and unaudited consolidating financial statements including balance sheets, income statements and cash flows duly signed in a legally binding manner by Borrowers management;

•

as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each respective fiscal year a financial report of the Guarantor including financial statements and management reports;

•

as soon as available, but not later than 45 days after the last day of each respective fiscal year projections of the Guarantor on a consolidated basis and consolidating form for the forthcoming fiscal year;

•

as soon as available, but in any event within 90 days after the end of the respective financial year, a financial statement of the Borrower’s German branch similar to the report provided by Crowe dated February 15, 2019 (“Bericht über die prüferische Durchsicht des Berichtspakets”) duly signed by the auditor;

•

as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each respective fiscal year a full set of report of the Borrower’s German branch, including financial statements and management reports;

•	as soon as available, but in any event within 90 days after the end of the respective financial year, projections of the Borrower’s German branch for the forthcoming fiscal year;

•

as soon as available, but in any event within 90 days after the end of the respective financial year, a compliance certificate in accordance with clause 7.1 duly signed in a legally binding manner by Borrowers’ management;

•

in the event of any financial statement of the Borrower and the Borrowing Base Providers is required by law or is performed voluntarily, the Borrower shall present the annual financial statements in an audited form together with any audit reports, as soon as available;

•

upon the Bank’s request, any other documents required under§ 18 of the German Banking Act or any other relevant regulatory provisions as well as other documents containing information on the co-debtors’ or the Guarantor’s financial condition.

9.	Termination for Cause without Notice (Kündigung aus wichtigem Grund)

In addition to the rights of termination to which the Bank is entitled pursuant to its General Terms and Conditions, statutory regulations and/or—if covenants have been agreed—under the terms Covenants, the Bank may terminate this Agreement for cause without notice if the Borrower fails to comply with its contractual obligations to submit documents concerning its financial situation or that of the Guarantor or the co-debtors, provided that the Bank has notified the Borrower of any non -compliance with its obligations arising under Clause 8 above and the Borrower having failed to remedy such non-compliance within a period of twenty (20) Business Days following receipt of the Bank’s notice.

10.	Transfer Clause

10.1

The Bank undertakes not to exercise its right to assign or pledge, in full or in part, the claims due to it under this Agreement—if applicable, including any pertaining security—to third parties, except for the cases provided for in clause 10.2, and not to sell, assign or pledge such claims to one or more third parties as long as:

(a)

the financial situation of the Borrower or the economic value of a security provided for the loan does not deteriorate or threaten to deteriorate materially which would endanger repayment of the loan even upon realisation of the security, and

(b)	all amounts owed under this Agreement and the individual transactions entered into thereunder are (re)paid when due in compliance with the agreements made.

10.2	Notwithstanding the aforementioned provisions, the Bank may, even if the conditions stated there have been met,

(a)

assign or pledge its claims under this Agreement in whole or in part to (i) a member of the European System of Central Banks (e.g. the Deutsche Bundesbank) or (ii) a bank providing investment aid (Förderbank) (e.g. KfW-Kreditanstalt für Wiederaufbau or the European Investment Bank EIB), or (iii) any other company of the Commerzbank Group, or

(b)

insure the economic risk of lending with third parties or transfer it to third parties in full or in part (e.g. by means of credit derivatives, asset-backed securities transactions or risk sub-participations).

10.3

In the event of a transfer or pledge of claims to the Deutsche Bundesbank, the Borrower shall provide annual financial statements and/or information on its own financial situation at the Deutsche Bundesbank’s request.

10.4

For the purpose of transferring claims or the economic risk of lending pursuant to clause 10.2 and in the event that the conditions stated in clause 10.1 are no longer met, the Borrower releases the Bank from its duty of banking secrecy to the extent required. The Bank is authorised to pass on the required information to the third party and to those persons involved in the transfer for technical or legal reasons, e.g. rating agencies or auditors. Prior to passing on the information, the Bank shall bind such third parties and the other above-mentioned persons to secrecy by means of a confidentiality agreement on all data concerning the Borrower and the guarantor, if any, unless such obligation already exists by virtue of statutory or professional regulations.

11.	Conditions Precedent

11.1

The loan may be drawn down by the Borrower as soon as the loan Agreement has come into full force and effect according to No. 12 and the Borrower has complied with its contractual obligations regarding the provision of security and in addition, the following conditions have been met:

•

receipt by the Bank of a certified copy of the Articles of Incorporation including any amendments thereto, issued by the Secretary of State of the U.S. state within the registered seat of the Borrower is located. The certified copy shall be certified to be a true copy under the hand and seal of office of the Secretary of State;

•	receipt by the Bank of a Certificate of Good Standing with a recent date, issued by the Secretary of State within the registered seat of the Borrower is located;

•	receipt by the Bank of a copy of the current version of the By-Laws of the Borrower;

•	receipt by the Bank of a copy of the list of current directors and officers of the Borrower;

•	receipt by the Bank of a copy of the resolutions adopted by the Board of Directors of the Borrower approving and authorizing the entering into this Loan Agreement;

•	presentation of a legal opinion addressed to the Bank as per ANNEX II (or another form pre-agreed with the Bank) issued by a legal counsel acceptable to the Bank in relation to this Loan Agreement;

•

receipt by the Bank of a certified copy of the Articles of Incorporation including any amendments thereto, issued by the Secretary of State of the U.S. state within the registered seat of the Guarantor is located. The certified copy shall be certified to be a true copy under the hand and seal of office of the Secretary of State; receipt by the Bank of a Certificate of Good Standing with a recent date, issued by the Secretary of State within the registered seat of the Guarantor is located;

•	receipt by the Bank of a copy of the current version of the By-Laws of the Guarantor;

•	receipt by the Bank of a copy of the list of current directors and officers of the Guarantor;

•	receipt by the Bank of a copy of the resolutions adopted by the Board of Directors of the Guarantor approving and authorizing the entering into the Guarantee Agreement;

•	presentation of a legal opinion addressed to the Bank as per ANNEX Ill issued by a legal counsel acceptable to the Bank in relation to Guarantee Agreement;

•	submission of the opinion of the market value by the valuer commissioned by the Bank

•	Irrevocable payment instruction regarding repayment of existing loan pursuant to Clause 1.2.

11.2

The Bank is authorised even before fulfilment of all conditions precedent to permit the utilization of the Loan in individual cases. If a disbursement is made in an individual case prior to the provision of the required security, this shall not exempt the Borrower from the obligation to provide such security. The same applies if one of the other conditions has not been met at the time of disbursement.

11.3	If any existing third-party security is terminated or revoked, the Bank shall no longer be obliged to disburse the Loan starting from the date such termination or revocation is received.

12.	Effectiveness of the Agreement

This Agreement shall become effective once the Bank has received the original of the Agreement countersigned by the Borrower with legal effect.

13.	Obligation of the Bank to Maintain its Loan Offer

The Bank will consider itself bound to the offer made in this Agreement until 2020/27/03.

14.	Limitation

With the exception of claims for damages, the Bank’s claims under this loan Agreement shall become statute-barred after five years only. The five-year term shall start at the end of the year in which the respective claim became due.

15.	Severability Clause

Should any provision of this Agreement be legally invalid or unenforceable in whole or in part, the other provisions of this Agreement shall remain in force.

16.	Application of Terms and Conditions

The Bank’s General Terms and Conditions enclosed herewith shall apply in addition.

17.	Currency indemnity

If any sum due from the Borrower hereunder (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(1)	making or filing a claim or proof against the Borrower;

(2)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

The Borrower shall as an independent obligation, within three business days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Bank at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount hereunder in a currency or currency unit other than that in which it is expressed to be payable.

18.	Choice of law/ place of performance I venue / costs / process agent

(1)	This Agreement and all non-contractual obligations arising thereunder or in connection therewith shall be governed by the law of the Federal Republic of Germany.

(2)	Place of performance is Hamburg.

(3)

For any disputes arising out of or in connection with this Agreement or any non -contractual obligations in connection therewith the courts in Hamburg shall have jurisdiction. Nothing in this clause shall limit the Bank’s right to bring proceedings against the Borrower in the courts which have jurisdiction in the Borrower’s place of business or on behalf of its assets or for any other reason.

(4)	The Borrower undertakes to reimburse to the Bank all costs and expenses incurred in connection with this Agreement in judicial and extra-judicial proceedings outside the Federal Republic of Germany.

(5)

The Borrower hereby irrevocably authorises, Steinway Retail Deutschland GmbH, Landsberger Str. 336, 80867 München, Federal Republic of Germany, (“Process Agent”) to accept service in any and all legal matters in connection with this agreement, including proceedings before courts in the Federal Republic of Germany, and undertakes to present to the Bank a declaration from the Process Agent confirming acceptance of this authorisation. If, for any reason, the Process Agent does not accept service of process any more, the Borrower shall immediately inform the Bank and authorise another person to accept service. Nothing in this paragraph shall affect the Bank’s right to serve legal process in any other manner permitted by law.”

(Place, date)	(Commerzbank Aktiengesellschaft)

(Place, date)	(Steinway & Sons)

Assumption of Joint Liability

Steinway Retail Deutschland GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above loan Agreement for EUR 20,000,000.00 of 2020/18/03 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to Sec. 421 BGB (German Civil Code) for all current and future claims that the Bank may have vis-á-vis the Borrower by virtue of the loan Agreement hereunder. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor.

(Place, date)	(Steinway Retail Deutschland GmbH)

Louis Renner GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above loan Agreement for EUR 20,000,000.00 of 2020/18/03 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to Sec. 421 BGB (German Civil Code) for all current and future claims that the Bank may have vis-á-vis the Borrower by virtue of the loan Agreement hereunder. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor.

(Place, date)	(Louis Renner GmbH)

Boston Piano GmbH (“Co-Debtor”) herewith assumes joint liability for the debt of the Borrower under the above loan Agreement for EUR 20,000,000.00 of 2020/18/03 as Co-Debtor, thus becoming jointly and severally liable along with the Borrower pursuant to Sec. 421 BGB (German Civil Code) for all current and future claims that the Bank may have vis-á-vis the Borrower by virtue of the loan Agreement hereunder. The Bank shall advise the balances of the Borrower’s loan accounts if requested to do so by the Co-Debtor.

(Place, date)	(Boston Piano GmbH)